-- Highly Confidential -- Summary of Key Terms of Current Offer ▪ Saturn’s offer reflects $11.45 per share in cash, subject to the potential for a negative adjustment related to the Everly litigation, and up to $3 per share in proceeds from the Asset Sale Value Note (“ASVN”) – $11.45 per share in cash is subject to pre-signing adjustment, dollar for dollar, if Everly settlement is greater than $450mm – Management believes there is potential to find incremental value to mitigate the incremental cash cost of the settlement up to $650mm and avoid diminution of the $11.45 per share offer ▪ The ASVN provides Blazing Star shareholders with 70% of the proceeds from the future monetization of the VMD assets up to a $3.8bn cap – 70% of $3.8bn divided by Blazing Star’s diluted shares equates to $3.00 per share – Blazing Star shareholders do not share in any value above $3.8bn cap – Saturn receives the other 30% of the proceeds - aligning Saturn with Blazing Star shareholders to maximize proceeds – Asset sale process overseen by a committee comprised of Blazing Star Board member, SP appointee and Saturn appointee 1

[***] indicates information has been omitted on the basis of a -- Highly Confidential -- confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. Preliminary Illustrative Analysis at Various Prices Every $100mm increase in the Everly settlement amount above $450mm Saturn’s Current Face Value of could lower the cash offer by ($0.11) per share Upfront Cash Saturn’s Current Offer Offer Unaffected Illustrative Share Price Range $8.85 $11.45 $12.45 $13.45 $14.45 Premium / (Discount) to Unaffected (12/9/24) Metric – 29% 41% 52% 63% Premium / (Discount) to Current (2/12/25) $9.47 (7%) 21% 31% 42% 53% Premium / (Discount) to Unaffected 90-day VWAP $9.37 (6%) 22% 33% 44% 54% Premium / (Discount) to Unaffected 30-day VWAP $8.95 (1%) 28% 39% 50% 61% # Diluted Shares Outstanding 889.2 889.2 889.2 889.2 889.2 Equity Value $7.9 $10.2 $11.1 $12.0 $12.8 (1) 15.3 15.3 15.3 15.3 15.3 (+) Net Debt and Debt-Like Items (2) (1.5) (1.5) (1.5) (1.5) (1.5) Equity Method Investments Implied Enterprise Value $21.6 $23.9 $24.8 $25.7 $26.6 (3) Memo: Mangagement Implied Multiples Adj. EBITDA EV / FY'25 Adj. EBITDA $3.4 6.3x 6.9x 7.2x 7.5x 7.7x EV / FY'26 Adj. EBITDA 3.7 5.8x 6.4x 6.6x 6.9x 7.1x (4) Adj. EPS FY'25 P / E $1.73 5.1x 6.6x 7.2x 7.8x 8.3x FY'26 P / E $1.61 5.5x 7.1x 7.7x 8.4x 9.0x Source: Blazing Star management and FactSet as of February 12, 2025. Note: Dollars in billions except for per share figures and unless otherwise stated. Pre-Illustrative Everly Settlement assumes base settlement of $450mm. (1) Figure includes $6,523mm net debt reflecting cash pro forma for early settlement of 2026 Cencora VPFs, mitigated NWC, $980mm capital leases, [***] $3,760mm opioid liability, $2,471mm dark rent, $374mm after-tax illustrative Everly settlement per management and $439mm pension liability. (2) Includes $599mm Cencora pro forma for early settlement of 2026 Cencora VPFs, $514mm BrightSpring and $415mm other investments. (3) Removes Cencora AOI contribution and pro-rata share of non-owned VillageMD Adj. EBITDA (~47%). Reflects separation of [***] at FYE [***] . (4) EPS figures updated for 2 diluted share count of 889mm shares, separation of [***] at FYE [***] interest savings from suspension of future dividend payments, net of tax, and incremental interest expense, net of tax, from debt issuance to settle Everly litigation; assumes $450mm illustrative settlement at FYE 2025, net of $79mm included in plan; interest rate reflects December Forecast and 3YP interest expense divided by expected outstanding debt.

– Highly Confidential –

Financial Analyses Discussed with Board on February 4th

Analyses presented were preliminary and illustrative

- Analyst Price Targets: Sell-Side analyst 12-month forward price targets have a median of $11 (low of $7 and high of $15) - 12 of 14 analysts at $12 or lower
- Future Share Price: Yields present value of future share price of ~$9 to ~$12 per share, assuming 6.0-7.5x NTM P/E (vs. unaffected(1) of 5.1x)
- Discounted Cash Flow: Implies value of ~$9.75 to ~$18.00 per share, with two-thirds of value being driven by the terminal value and expectations for enduring stability in performance
- Sum-of-the-Parts: Implies value of ~$8 to ~$14 per share; uncertainties around USRP and VMD contribute to the width of the range
- Precedent Transaction Premiums: Premiums in comparably sized public company go-private transactions have a median of 30% and for companies with comparable financial characteristics (revenue and EBITDA growth), the premiums are ~20%

Note: Valuation summary reflects valuation presented to the Blazing Star Board on February 4th, 2025.
(1) Based on unaffected share price of $8.85 as of December 9th, 2024; represents FY'25E P/E.

Centerview Partners 3

[***] indicates information has been omitted on the basis of a -- Highly Confidential -- confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. Overview of CityMD and Summit Financials CityMD / Summit Financial Summary Base Case Upside Case Actuals 3YP 3YP Fiscal Year Ending August 31, Fiscal Year Ending August 31, 2024A 2025E 2026E 2027E 2025E 2026E 2027E [***] Revenue % Growth Adj. EBITDA % Growth % Margin [***] [***] [***] ▪ Base plan reflects 3YP and EBITDA is expected to from to as the businesses inflects [***] ▪ Upside case reflects initiatives including RCM improvement, further cost efficiencies and [***] (as identified by the VMD team) that are expected to drive [***] of incremental EBITDA vs. 3YP by [***] ▪ Work is currently underway to assess how [***] will impact CityMD and Summit’s financials [***] [***] ▪ Current expectation is that the financial outlook of the business vs. the 3YP but as work is not yet complete, our analysis uses the base case 5 Source: Blazing Star management. Note: Dollars in millions unless otherwise stated. Reflects fiscal year.

– Highly Confidential –

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Illustrative Present Value Per Share of Upside Case and Structure

Reflects structure where Blazing Star receives 70% of proceeds up to $3.8bn cap and [***] upside case 2027E EBITDA of [***]

Illustrative Upside Case Using Precedent Multiples

	Precedent Transactions Multiple Range	
	Low	**High**
2027E Upside EBITDA	[***]	
Multiple Range		
FY'27 Enterprise Value		
Excluded Proceeds (Above $3.8bn Cap)		
Post-Cap Value		
% of Cap Value Allocated to B/S Shareholders		
Post-Cap Value to B/S Shareholders		
Discount Factor[(1)]		
Present Value of Post-Cap Value		
Blazing Star DSO		
Present Value Per Share		
Illustrative Risk and Illiquidity Adjustment		
Risk-Adjusted PV Per Share		
Memo: Headline Value Per Share [(2)]		

Note: Dollars in millions unless otherwise stated. Enterprise value rounded to nearest $25mm.
(1) Reflects 11.5% discount rate. 76% discount factor reflects February 10, 2025 to August 31, 2027.
(2) Reflects future value of post-cap value and proceeds above the cap allocated to shareholders 70% and 50%, respectively, divided by 889mm.

Centerview Partners 7

Appendix

(A) City and Summit

– Highly Confidential –

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Overview of CityMD and Summit Financials

CityMD and Summit Financials

	Actuals	3YP			Extrpolations	
	Fiscal Year Ending August 31,					
	2024A	2025E	2026E	2027E	2028E	2029E
			[***]			
Revenue						
% YoY Growth						
Adj. EBITDA						
% YoY Growth						
% Margin						
(-) D&A						
(-) SBC						
AOI						
% Margin						
(-) Non-GAAP Cash Expenses / Oth						
AOI Incl. Non-GAAP Cash Exp.						
(-) Taxes						
NOPAT						
(+) D&A						
(-) Capital Expenditures						
Δ in NWC						
Unlevered Free Cash Flow						

Commentary

- Financials reflect Blazing Star's 3YP from 2025E to 2027E

(A) [***] top-line growth through-out the forecast period

(B) EBITDA expected to [***] from [***] to [***] as turn-around initiatives gain traction and drive margin above [***]

(C) [***] to [***] of capex throughout the forecast

(D) Modest cash use from change in NWC given business weighting towards fee-for-service vs. value-based care

(E) Expected to generate positive unlevered free cash flow by [***]

Source: Blazing Star management.
Note: Dollars in millions unless otherwise stated. Reflects fiscal year.

CENTERVIEW PARTNERS 9

[***] indicates information has been omitted on the basis of a -- Highly Confidential -- A City and Summit confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission. Summary of Summit and City Valuations at YE FY’27 ▪ Reflects base case per Blazing Star Management and valuation as of August 31, 2027 ▪ Reflects total Summit and City valuation (before any sharing of proceeds) Methodologies FY’27 Valuation [***] Public Trading Comparables Precedent Transactions Discounted Cash Flow Analysis 11 Note: Dollars in millions unless otherwise stated. Rounded to nearest $25mm.

A City and Summit

– Highly Confidential –

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Selected Public Provider Trading Metrics

Comparable Company Metrics

	Company	EV / '25E EBITDA	Enterprise Value ($bn)	'25E EBITDA Margin	'25E UFCF[5] Conversion	'24 - '26E CAGR Revenue	'24 - '26E CAGR EBITDA
Providers	LifeStance	27.7x	$3.5	9%	59%	+13%	+24%
	Privia	25.8x	2.7	6%	86%	+11%	+20%
	Innovage	13.5x	0.5	4%	98%	+11%	+65%
	Evolent	11.4x	1.9	7%	80%	+2%	+10%
	Teladoc	8.8x	2.8	13%	69%	+0%	+3%
	Astrana[1]	8.2x	2.5	8%	31%	+15%	+17%
	Providers Median	**12.5x**		**7%**	**74%**	**+11%**	**+18%**
Multi-Site Providers	U.S. Physical Therapy	16.5x	$1.5	13%	86%	+8%	+11%
	Option Care	13.3x	6.0	9%	71%	+7%	+6%
	Aveanna	12.9x	2.4	9%	67%	+5%	+7%
	Addus[2]	12.8x	2.3	12%	75%	+4%	+7%
	BrightSpring[3]	11.2x	6.1	5%	65%	+15%	+19%
	Encompass	11.1x	13.2	20%	54%	+9%	+8%
	Concentra	10.5x	4.3	20%	81%	+6%	+9%
	Surgery Partners[4]	10.2x	5.8	17%	61%	+9%	+12%
	Enhabit	9.2x	0.9	10%	85%	+4%	+4%
	Multi-Site Providers Median	**11.2x**		**12%**	**71%**	**+7%**	**+8%**
Total Peer 25th Percentile		**10.3x**		**7%**	**63%**	**+5%**	**+7%**
Total Peer Median		**11.4x**		**9%**	**71%**	**+8%**	**+10%**
Total Peer 75th Percentile		**13.4x**		**13%**	**83%**	**+11%**	**+18%**
Memo: Summit / City ('27 Metrics)[6]					[***]		

Source: FactSet and company filings as of February 10, 2025.
Note: Dollars in billions unless otherwise stated. Reflects Calendar Year consensus estimates. Peers ordered by EV / '25E EBITDA multiple.
(1) Astrana figures are pro forma for announced acquisition of Prospect Health System. (2) Addus figures are pro forma for acquisition of Gentiva's personal care business. (3) BrightSpring figures are pro forma for announced divestiture of Community Living business. (4) Surgery Partners figures exclude NCI. As of unaffected date, January 27, 2025. (5) UFCF calculated as consensus FCF plus after-tax consensus interest expense; assumes 21% tax rate. (6) Reflects 2027 EBITDA margin, and 2027-2029 CAGRs. UFCF conversion reflects normalized assumptions for run-rate UFCF plus SBC.

CENTERVIEW PARTNERS 12

A City and Summit

– Highly Confidential –

WACC

Selected Public Companies

Company	2Y Beta Levered[1]	2Y Beta Unlevered[2]	Market Cap ($bn)	Debt ($bn)	Debt-to Equity
OptionCare	0.97	0.84	$5.3	$1.1	21%
Lifestance	0.93	0.86	3.3	0.3	9%
Privia	0.99	0.99	3.1	–	0%
Surgery Partners	1.85	1.03	2.7	2.5	92%
Teladoc	1.32	0.82	2.5	1.6	61%
Addus	0.83	0.74	2.1	0.4	16%
Astrana Health	1.20	0.83	1.9	1.2	64%
US Physical Therapy	0.95	0.88	1.3	0.1	11%
Evolent Health	0.44	0.29	1.2	0.6	52%
Aveanna	1.66	0.72	1.0	1.5	149%
InnovAge	1.31	1.12	0.5	0.1	16%
Enhabit	0.90	0.47	0.4	0.5	121%
Total Median	**0.98**	**0.83**			**37%**
Reference [9]					
BrightSpring	*0.99*	*0.64*	*$4.1*	*$2.1*	*50%*
Concentra	*0.50*	*0.36*	*2.9*	*1.5*	*52%*

Illustrative WACC Calculation

Cost of Equity	
Risk-Free Rate[3]	4.8%
Unlevered Beta	0.83
Target Debt / Equity	35%
Levered Beta	1.05
Equity Risk Premium[4]	7.3%
Size Premium[5]	1.2%
Cost of Equity	**13.7%**

Cost of Debt	
Pre-Tax Cost of Debt[6]	7.0%
Tax Rate[7]	22.6%
After-Tax Cost of Debt	**5.4%**
WACC[8]	**11.5%**

WACC Sensitivity at Various Unlevered Beta and Capital Structures

Debt / Equity	Debt / Cap.	Pre-Tax Cost of Debt	Unlevered Beta 0.730	Unlevered Beta 0.830	Unlevered Beta 0.930
20.0%	16.7%	7.0%	**11.0%**	**11.7%**	**12.4%**
35.0%	25.9%	7.0%	**10.8%**	**11.5%**	**12.2%**
50.0%	33.3%	7.0%	**10.7%**	**11.4%**	**12.1%**

Source: Public filings, Bloomberg and FactSet as of February 10, 2025.
Note: Peers ordered by market cap. Debt figures exclude operating lease liabilities. Astrana Health adjusted for Prospect Health acquisition, Addus for Gentiva's personal care acquisition and BrightSpring for divestiture of Personal Care business. Surgery Partners market cap as of unaffected date, January 27, 2025.
(1) For each company, reflects adj. weekly beta relative to local benchmark based on the last 2 years. (2) Unlevered beta equals Levered Beta / (1+ (1 – Tax Rate) * (Debt / Equity)). (3) Reflects 20-year U.S. Treasury rate. (4) Reflects long-horizon historical expected equity risk premium per Duff & Phelps 2024. (5) Represents size premium associated with companies with market cap between $1.4bn and $2.5bn, per 2024 Duff & Phelps. (6) Reflects ICE BofA US High Yield Index Effective Yield. (7) Assumes 22.6% long-term tax rate based on Blazing Star FY'27 effective tax rate in 3-year plan. (8) WACC equals ((Debt / Capitalization) * (Cost of Debt * (1 – Tax Rate))) + (Equity / Capitalization) * Cost of Equity. (9) Do not have two years of data due to recent IPOs.

CENTERVIEW PARTNERS

15

-- Highly Confidential -- B Blazing Star Valuation As presented on February 4, 2024 Premia Paid in Precedent Going Private Transactions Precedent US public company take privates greater than $5bn TEV across all industries since 2019 Precedent LBO 1-Day Share Price Premiums v. Unaffected Price (n = 34) 47% 30% 21% 19% 10th Percentile 25th Percentile Median 75th Percentile 2-Year Fwd. 0% 4% 9% 16% (1) Revenue Growth 2-Year Fwd. (1%) 6% 11% 19% (1) EBITDA Growth 20 Source: Wall Street research and FactSet. Note: Includes complete and pending transactions. Excludes premiums greater than 100% and special committee transactions where sponsor / management that already owned majority of company subsequently took it private. (1) Reflects forward estimates as of unaffected date.

B **Blazing Star Valuation**

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

As presented on February 4, 2024

Preliminary Discounted Cash Flow Analysis

Unlevered Free Cash Flow Build

	Management Forecast (3YP)			Extrapolations		
	Fiscal Year Ending August 31,					Terminal
	Stub Q2-Q4'25	2026E	2027E	2028E	2029E	Year
Revenue	**$114,589**	**$146,800**	**$152,841**	**$158,113**	**$163,584**	**$163,584**
% Growth		*(4.7%)*	*4.1%*	*3.4%*	*3.5%*	
Adj. EBITDA	$2,680	$3,824	$4,175	$4,415	$4,647	$4,647
(-) NCI Attr. Adj. EBITDA (VMD)	15	(64)	(96)	(102)	(105)	(105)
Adj. EBITDA - NCI	**$2,694**	**$3,760**	**$4,079**	**$4,313**	**$4,543**	**$4,543**
% Growth		*1.5%*	*8.5%*	*5.7%*	*5.3%*	
% Margin	*2.4%*	*2.6%*	*2.7%*	*2.7%*	*2.8%*	*2.8%*
(-) D&A	(1,123)	(1,508)	(1,517)	(1,572)	(1,628)	(1,243)
(-) SBC	(158)	(214)	(227)	(237)	(249)	(249)
(-) Non-GAAP Cash Expenses - Other[(1)]	(306)	(173)	(148)	(73)	(61)	(43)
EBIT	**$1,108**	**$1,865**	**$2,187**	**$2,431**	**$2,605**	**$3,008**
(-) Taxes[(2)]	(187)	(352)	(494)	(550)	(589)	(680)
NOPAT	**$920**	**$1,513**	**$1,692**	**$1,881**	**$2,016**	**$2,328**
(+) D&A	1,123	1,508	1,517	1,572	1,628	1,243
(-) Capital Expenditures	(900)	(1,141)	(1,208)	(1,227)	(1,243)	(1,243)
Δ in NWC	1,328	486	200	62	62	–
(+) Cencora Monetization	307	654	–	–	–	–
(-) Cencora AOI Net of Dividends	(162)	(7)	–	–	–	–
(-) After-Tax Non-Dark Right-of-Use Lease Assets	(35)	(33)	(18)	–	–	–
(-) After-Tax Legal Settlements (excl. Opioids and Everly) [***]	(196)	(20)	(19)	–	–	–
(-) UK Pension Contribution	(39)	(437)	–	–	–	–
(-) Adj. Attr. To Non-Owned Portion of VMD [***]	153	53	79	79	89	89
(+) Other	(1)	(165)	(112)	–	–	–
Unlevered FCF[(3)]	**$2,440**	**$2,261**	**$1,902**	**$2,367**	**$2,553**	**$2,417**

Commentary

- Reflects revised management plan from 2025E to 2027E with top-down extrapolation in 2028E and 2029E
- Extrapolation reflects revenue growth of 3% USRP, 4% International, [***] Shields, [***] US HC ex. Shields and business margins held constant at 2027E levels
- Non-GAAP expenses reflect severance, acquisition-related impacts and consulting / legal fees tapering down in extrapolation period
- NWC lower in extrapolation period as one-time initiatives from store closures cease after 2027E
- Assumes [***] is separated in FY' [***] for [***] [***] and [***] of incremental costs
- DCF removes 47% of EBITDA and cash flow items attributable to other owners of consolidated VMD in Q2-Q4'25 and Summit and CityMD in 2026E+

Source: Blazing Star management.
Note: Dollars in millions unless otherwise stated.
(1) Includes Legal, Severance, Consultant, Transformational Cost Management, Acquisition, Impairment and Other costs. (2) FY'25 – FY'27 tax rates based on three-year plan effective tax rates (16.9%, 18.9% and 22.6%) and 22.6% thereafter. (3) Unlevered FCF differs from management presentation primarily due to exclusion of Opioids, Dark Rent and inclusion of proceeds from Cencora.

CENTERVIEW PARTNERS 21

B Blazing Star Valuation

– Highly Confidential –

As presented on February 4, 2024

Preliminary Overview of Opioid Liability

Net present value estimated to be $3.8bn based on a discount rate of 7.0%

Summary of Opioid Liability ($mm)

	Q2-Q4 FY'25	FY'26	FY'27	FY'28	FY'29	FY'30	FY'31	FY'32	FY'33	FY'34	FY'35	FY'36	FY'37	FY'38	FY'39	FY'40
Multi-State	$340	$348	$348	$351	$334	$344	$344	$344	$344	$344	$344	$344	$337	–	–	–
Cherokee Nation	2	2	2	2	2	2	2	2	–	–	–	–	–	–	–	–
Tribes	10	10	10	10	10	10	10	10	10	10	10	10	10	–	–	–
Florida	34	34	34	34	34	34	34	34	34	34	34	34	34	34	34	–
San Francisco	29	20	19	19	19	19	3	2	2	2	2	2	2	–	–	–
New Mexico	73	38	38	27	27	27	27	27	27	27	27	27	27	–	–	–
Michigan	10	10	10	5	5	5	5	5	5	5	5	10	10	10	10	9
Nevada	31	31	31	31	15	15	15	15	15	15	15	15	15	15	–	–
West Virginia	11	10	10	10	10	10	–	–	–	–	–	–	–	–	–	–
Philadelphia	–	23	23	23	20	–	–	–	–	–	–	–	–	–	–	–
Baltimore	45	35	–	–	–	–	–	–	–	–	–	–	–	–	–	–
DOJ	20	25	25	55	55	55	65	–	–	–	–	–	–	–	–	–
Total Opioid Payments	**$605**	**$586**	**$551**	**$567**	**$531**	**$522**	**$506**	**$440**	**$438**	**$438**	**$438**	**$443**	**$435**	**$59**	**$44**	**$9**
(Less): Non-Tax Deduct. Pmts.	(217)	(179)	(179)	(182)	(151)	(30)	(34)	(1)	(1)	(1)	(1)	(2)	(2)	(2)	(2)	(2)
Tax-Deductible Payments	**$389**	**$407**	**$372**	**$385**	**$380**	**$491**	**$472**	**$439**	**$437**	**$437**	**$437**	**$441**	**$433**	**$57**	**$42**	**$7**
(Less): Taxes	(66)	(77)	(84)	(87)	(86)	(111)	(107)	(99)	(99)	(99)	(99)	(100)	(98)	(13)	(10)	(2)
Plus: Non-Tax Deduct. Pmts.	217	179	179	182	151	30	34	1	1	1	1	2	2	2	2	2
After-Tax Opioid Pmts.	**$540**	**$509**	**$466**	**$480**	**$445**	**$411**	**$399**	**$340**	**$339**	**$339**	**$339**	**$343**	**$337**	**$46**	**$35**	**$7**
Value of Total Opioid Payments @ 7% Discount Rate																**$3,760**

Source: Blazing Star management.
Note: Dollars in millions unless otherwise stated. Valuation as of November 30, 2024.

CENTERVIEW PARTNERS

22

-- Highly Confidential -- B Blazing Star Valuation As presented on February 4, 2024 Preliminary Overview of Dark Lease Liability Net present value estimated to be ~$2.5bn based on discount rate of 7% Summary of Dark Lease Liability ($mm) 2025 2026 2027 2028 2029 2030 2031 2032 2033 2034 2035 2036 2037 2038 2039 2040 Dark Rent Schedule $409 $446 $511 $510 $441 $390 $358 $318 $278 $239 $199 $159 $119 $80 $40 – (-) Tax (69) (84) (116) (115) (100) (88) (81) (72) (63) (54) (45) (36) (27) (18) (9) – After Tax Total Dark Rent Costs $340 $362 $396 $395 $341 $301 $277 $246 $215 $185 $154 $123 $92 $62 $31 – Costs @ 7% Discount Rate $331 $333 $340 $317 $256 $211 $181 $151 $123 $99 $77 $58 $40 $25 $12 – (1) Value of Total Dark Rent Costs @ 7% Discount Rate $2,471 Memo: Tax Rate 17% 19% 23% 23% 23% 23% 23% 23% 23% 23% 23% 23% 23% 23% 23% 23% Source: Blazing Star management. 23 Note: Dollars in millions unless otherwise stated. Valuation as of November 30, 2024. Current total dark store cash costs represent adjusted figures. (1) Reflects 2025 Q2-Q4 stub period.

B Blazing Star Valuation

– Highly Confidential –

As presented on February 4, 2024

Preliminary WholeCo WACC Calculation

Selected Public Companies

Company	2Y Beta Levered[1]	2Y Beta Unlevered[2]	Market Cap ($bn)	Debt ($bn)	Debt-to Equity
CVS	0.69	0.40	$71.4	$66.1	93%
Target	0.76	0.63	62.2	16.0	26%
Kroger	0.42	0.30	46.7	22.6	48%
Ahold	0.54	0.46	32.6	7.4	23%
Tesco	0.86	0.74	31.0	6.6	21%
Dollar General	0.45	0.34	15.8	6.3	40%
Dollar Tree	0.86	0.74	15.5	3.4	22%
M&S	0.82	0.75	8.8	1.1	12%
J Sainsbury	1.01	0.90	7.4	1.3	18%
Kingfisher	1.08	1.06	5.4	0.2	3%
B&M	0.85	0.66	4.0	1.6	39%
Frasers Group	0.92	0.67	3.3	1.6	46%
Total Median	**0.83**	**0.66**			**24%**
Memo: Blazing Star[9]	*0.91*	*0.44*	*$7.7*	*$10.5*	*138%*

Illustrative WACC Calculation

Cost of Equity	
Risk-Free Rate[3]	4.8%
Unlevered Beta	0.70
Target Debt / Equity	25%
Levered Beta	0.84
Equity Risk Premium[4]	7.2%
Size Premium[5]	0.6%
Cost of Equity	**11.4%**
Cost of Debt	
Pre-Tax Cost of Debt[6]	7.0%
Tax Rate[7]	22.6%
After-Tax Cost of Debt	**5.4%**
WACC[8]	**10.2%**

WACC Sensitivity at Various Unlevered Beta and Capital Structures

Debt / Equity	Debt / Cap.	Pre-Tax Cost of Debt	Unlevered Beta 0.600	Unlevered Beta 0.700	Unlevered Beta 0.800
5%	5%	7.0%	**9.7%**	**10.4%**	**11.1%**
25%	20%	7.0%	**9.5%**	**10.2%**	**10.9%**
45%	31%	7.0%	**9.4%**	**10.1%**	**10.8%**

Source: Public filings, Bloomberg and FactSet as of February 3, 2025.
Note: Peers ordered by market cap. Debt figures exclude operating lease liabilities.
(1) For each company, reflects adj. weekly beta relative to local benchmark based on the last 2 years. (2) Unlevered beta equals Levered Beta / (1+ (1 – Tax Rate) * (Debt / Equity)). (3) Reflects 20-year U.S. Treasury rate. (4) Reflects long-horizon historical expected equity risk premium per Duff & Phelps 2023. (5) Represents size premium associated with companies with market cap between $7.5bn and $14.8n, per 2023 Duff & Phelps. (6) Reflects ICE BofA US High Yield Index Effective Yield. (7) Assumes 22.6% long-term tax rate based on Blazing Star FY'27 effective tax rate in 3-year plan. (8) WACC equals ((Debt / Capitalization) * (Cost of Debt * (1 – Tax Rate))) + (Equity / Capitalization) * Cost of Equity. (9) As of unaffected date, December 9, 2024.

CENTERVIEW PARTNERS

24